[DaszkalBolton LLP Letterhead]

March 31, 2004

Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20459

RE:    Interchange Medical, Inc.
          Commission File Number: 0-33261

We have read the statements that we understand Interchange Medical, Inc. will include under Item 4 of the Form 8-K it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/ Dazkal Bolton LLP

Daskal Bolton LLP